ROSETTA RESOURCES INC. ENTERS INTO PARTIAL
SETTLEMENT AGREEMENT WITH CALPINE

HOUSTON, TEXAS, August 6, 2007/PRIME NEWSWIRE/ -- Rosetta Resources Inc. (Nasdaq:ROSE) (“Rosetta” or the “Company”), an independent oil-and-gas company, today announced it has resolved certain open issues with Calpine through the execution by both parties of a partial settlement agreement (Agreement).

Assuming needed bankruptcy court approvals are obtained, Rosetta and Calpine have, without prejudice to their other outstanding claims, reached business solutions regarding the following:

▪
Rosetta will extend its existing natural gas marketing agreement with Calpine until June 30, 2009.  This marketing agreement is subject to earlier termination right by Rosetta upon the occurrence of certain events.

▪
Calpine will deliver to Rosetta documents that resolve title issues pertaining to certain previously purchased oil and gas properties located in the Gulf of Mexico, California and Wyoming (Properties).

▪	Rosetta will assume all of Calpine's rights and obligations for an audit by the California State Lands Commission on part of the Properties.

▪	Rosetta will assume all rights and obligations for the Properties, including all plugging and abandonment liabilities.

“The Agreement represents a positive step forward for our company, as it resolves certain open points between Rosetta and Calpine,” said Charles Chambers, President and CEO of Rosetta Resources.  “However, this partial settlement does not resolve what we believe to be the baseless fraudulent transfer claims Calpine has asserted against Rosetta, which remain pending.  We are working diligently to resolve, including through a successful defense of the significant ongoing litigation, the outstanding matters with Calpine,  and at the same time, maintaining our focus on delivering solid operational results.”

About Rosetta

Rosetta Resources Inc. is an independent oil-and-gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit http://www.rosettaresources.com.

The Rosetta Resources Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3139

Forward-Looking Statements: All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Investor Contact:

Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com

Media Contact:
Clint Woods
Vice President
Pierpont Communications
(713) 627-2223 x 1119
cwoods@piercom.com